Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter 2018 Financial and Operating Results; Exceeds 2018 Guidance Targets; Provides 2019 Growth Outlook

Strong execution drives FY 2018 net income of $67.0 million and adjusted EBITDA1 of $420.1 million; Exceeding FY 2018 guidance targets

2019E adjusted EBITDA1 guidance range of $460 million to $490 million; mid-point implies 13% year-over-year growth from FY 2018

Growth capital of $275 million to $325 million expected to drive 15% DCF per unit growth through FY 2020

Arrow achieves record daily crude oil gathering volumes of 102,800 barrels per day, record natural gas gathering volumes of 77.7 MMcf per day and record water gathering volumes of 61,600 barrels of water per day in January 2019

HOUSTON, TEXAS, February 19, 2019 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended December 31, 2018.

Fourth Quarter and Full-Year 2018 Highlights1

•

Fourth quarter 2018 net income of $59.6 million, compared to a net loss of $119.6 million in fourth quarter 2017; Full-year net income of $67.0 million, compared to a net loss of $166.6 million in 2017

•	Fourth quarter 2018 Adjusted EBITDA of $114.1 million, compared to $110.9 million in the fourth quarter 2017; Full-year Adjusted EBITDA of $420.1 million, compared to $395.4 million in 2017

•	Fourth quarter 2018 distributable cash flow to common unitholders of $64.3 million; The fourth quarter 2018 coverage ratio was approximately 1.51x

•

Ended 2018 with approximately $1.8 billion in total debt and a 4.25x leverage ratio. Crestwood has substantial liquidity available under its $1.25 billion revolver with $578 million drawn as of December 31, 2018

•	Paid fourth quarter 2018 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, on February 14, 2019, to unitholders of record as of February 7, 2019

Management Commentary

“Throughout 2018, Crestwood stayed committed to our strategy of investing in accretive projects across our core growth assets while focusing on capital efficiency and maintaining strict financial discipline to drive value for unitholders. As a result, our assets generated full-year 2018 Adjusted EBITDA of over $420 million, exceeding the high end of our guidance range and consensus estimates, and resulted in strong fourth quarter coverage and leverage ratios of 1.51x and 4.25x, respectively,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “We remain confident in our ability to generate a 15% annual growth rate in EBITDA and DCF per unit through 2020 by executing on the expansion opportunities currently in our portfolio which can be funded with excess cash flow, revolver borrowings and joint venture contributions while we continue to focus on further building our balance sheet strength.”

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

NEWS RELEASE

Mr. Phillips continued, “Beginning in 2017, Crestwood committed to invest approximately $850 million in a 3-year capital program to organically grow our franchise gathering and processing positions in the Bakken, Powder River Basin and Delaware Basin systems. These much-needed infrastructure expansions were supported by strong producer activity, increased well performance and improved breakeven economics for our customers despite significant commodity volatility during this period. By year-end 2019, Crestwood expects our capital investments to result in incremental EBITDA of approximately $160 million from 2017, implying the realization of an approximately 5.5x investment multiple. Looking beyond 2019, we see continued growth potential across our core oil-weighted basins through the continued development of full midstream value chain facilities and services in our footprint and the opportunity to consolidate our joint venture partners and third party facilities in the regions that we operate as production volumes from stacked shale plays grow and change over time.”

“Finally, Crestwood’s capital allocation will continue to be dedicated toward prudent investments in accretive, high return capital projects that meet our strict investment hurdles. As we execute our current set of investment opportunities we will stay dedicated to maintaining solid financial metrics. While there is significant debate in the industry today about the allocation of capital and excess cash flow, our strategy is clear. Crestwood plans to maintain our current distribution throughout the 2019 investment cycle using excess cash flow for reinvestment and increasing coverage ratio. Once we achieve our targeted leverage ratio between 3.5x and 4.0x in 2020, we will reevaluate distribution growth. Our goal is to generate long-term value for our investors and we believe maintaining balance sheet strength, financial flexibility, and funding expansions with cash flow from operations and joint venture partners, is the appropriate capital allocation strategy in the current market environment.”

Fourth Quarter 2018 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $80.9 million in the fourth quarter 2018, compared to $74.3 million in the fourth quarter 2017. During the fourth quarter 2018, segment EBITDA increased as a result of a 16% increase in processing volumes, a 45% increase in produced water volumes and a 19% reduction in Marcellus and Fayetteville O&M expenses from the fourth quarter 2017. During the full-year 2018, natural gas gathering volumes increased 5%, crude oil gathering volumes were relatively flat, and produced water gathering volumes increased by 31%. In 2019, Crestwood expects volume growth across all three products as gathering system debottlenecking completed in 2018 and processing expansion projects alleviate system constraints and will provide producers with full midstream support to achieve 2019 development plans.

Storage and Transportation segment EBITDA totaled $13.7 million in the fourth quarter 2018, compared to $21.1 million in the fourth quarter 2017, which included a one-time deficiency payment of $6.7 million Crestwood received related to the COLT Hub in 2017. Segment EBITDA in 2017 excludes a $57 million non-cash loss on contingent consideration recorded in 2017 related to Crestwood’s Stagecoach equity investment. Fourth quarter 2018 natural gas storage and transportation volumes averaged 1.95 Bcf/d, compared to 1.99 Bcf/d in the fourth quarter 2017. During 2018, the Storage and Transportation segment benefited from the step-up in cash distribution at the Stagecoach joint venture and improved basin fundamentals at the COLT Hub rail facility. Effective July 1, 2018, Crestwood began receiving a 40% cash distribution from the Stagecoach joint venture and will begin receiving the final distribution step-up of 50% in July 2019, which will result in an estimated $10 million in incremental EBITDA, or an increase of 20% over 2018. At the COLT Hub, daily rail loading volumes increased 142% from the fourth quarter 2017 driven by wider WTI to Brent spreads, increased production volumes across the Bakken and favorable economics for Bakken crude

NEWS RELEASE

with refinery customers in the East and West Coast markets. In 2019, Crestwood anticipates similar market conditions at the COLT Hub as a result of a combination of (i) strong production growth across the Bakken; (ii) tightening pipeline capacity; and (iii) COLT Hub’s access to multiple supply sources that position the facility to capture market share.

Marketing, Supply and Logistics segment EBITDA totaled $20.3 million in the fourth quarter 2018, compared to $14.4 million in the fourth quarter 2017. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts and goodwill and other impairments recorded in 2017. During the fourth quarter 2018, Crestwood’s northeast NGL team benefitted from the seasonal spreads captured from low-cost storage inventories built throughout 2018 as a result of increased NGL supplies from various high-growth regions and regional pipeline project delays. Additionally, Crestwood’s crude marketing team utilized excess storage capacity and transportation assets to capture low-risk, high-margin opportunities created by widening of the WTI to Bakken basis differentials and contango oil market in the fourth quarter. As Crestwood continues to expand its processing assets in the Bakken, Powder River Basin and Delaware Basin, Crestwood expects its MS&L segment to continue to support the G&P segment through its extensive network of trucking, rail and terminal assets that will provide its producer customers flow assurance and premium market access.

Combined O&M and G&A expenses, net of non-cash unit based compensation, in the fourth quarter 2018 were $44.5 million compared to $50.9 million in the fourth quarter 2017. Crestwood reduced combined O&M and G&A expenses by approximately $6.4 million, or 13%, primarily driven by Crestwood’s efforts to streamline its MS&L segment operations (including the sale of Crestwood’s West Coast and US Salt businesses) and lower personnel expenses.

Fourth Quarter 2018 Business Update and FY 2019 Outlook

Bakken Update

During the fourth quarter 2018, the Arrow system averaged crude oil volumes of 82.6 MBbls/d, 1% higher than fourth quarter 2017, while natural gas volumes of 68.6 MMcf/d and produced water volumes of 53.8 MBbls/d, both increased 45%, respectively, over fourth quarter 2017. As of January 2019, the Arrow system achieved daily record gathering volumes of 102.8 MBbls/d of crude oil, 77.7 MMcf/d of natural gas and 61.6 MBbls/d of produced water. During the fourth quarter 2018, producers on the Arrow system connected 21 wells resulting in 54 total well connections in 2018. Following, the completion of a majority of the system debottlenecking projects in 2018, Crestwood expects to connect approximately 30 new wells in the first quarter 2019 and approximately 100 new wells by the end of 2019. FY 2019 completion activity is expected to be driven by WPX Energy and XTO Energy, both of which primarily utilize Arrow’s DAPL interconnect to deliver barrels to the LLS market.

In 2019, Crestwood expects to invest capital in the Bakken to complete the Bear Den II processing plant, current Arrow debottlenecking projects and expand the Arrow water gathering system as a result of the new Enerplus Corporation (“Enerplus”) produced water agreement. The processing expansion will increase Crestwood’s total processing capacity to 150 MMcf/d and is scheduled to be completed in the third quarter 2019. Once the expansion is placed into service, Crestwood will immediately begin processing 100% of the natural gas gathered on the Arrow system. As a result, Crestwood expects cash flow from Arrow to step-up meaningfully in the second half of the year. Additionally, in fourth quarter 2018, Crestwood entered into a new commercial agreement with an existing Arrow customer, Enerplus, to expand the Arrow produced water gathering system by approximately 30 MBbls/d. Crestwood expects to invest approximately $60 million across 2019 and 2020 on the water system expansion. On the basis of Enerplus’ forecasted water volumes and pace of development, this implies a 4x project build multiple.

NEWS RELEASE

During 2018, the COLT Hub rail facility outperformed internal expectations as favorable market conditions drove fourth quarter 2018 average rail loading volumes of 55.8 MBbls/d, a 142% increase, compared to 23.1 MBbls/d in the fourth quarter 2017. As a result of increased rail loading demand in the basin, Crestwood has begun to enter into 6 to 12 month loading contracts with East and West coast customers sourcing Bakken crude oil. Additionally, Crestwood has seen an increase in NGL loading demand and expects the COLT Hub will serve as a valuable facility to transport NGLs out of the basin as incremental processing plants are placed into service throughout 2019.

Powder River Basin Update

During the fourth quarter 2018, the Jackalope system averaged gathering volumes of 125.5 MMcf/d, an increase of 77%, compared to 70.8 MMcf/d in the fourth quarter 2017. Crestwood expects continued volume growth on the system as Chesapeake Energy (“Chesapeake”) has recently committed to maintaining a five rig program targeting the prolific Turner formation throughout 2019 and continues to evaluate adding a sixth rig in 2019 to further delineate and test other production benches, such as the Niobrara and Parkman. As a result, exit rate system volumes are expected to double by year-end 2019. In fourth quarter 2018, the previously announced Bucking Horse plant expansion from 120 MMcf/d to 145 MMcf/d was successfully placed into service. In conjunction with these capital expansions, Crestwood and Williams previously announced an extension of its gathering and processing acreage dedication agreement with Chesapeake by ten years, through 2037, under existing terms.

In 2019, Crestwood expects to invest capital in the Powder River Basin to expand the Bucking Horse processing plant and Jackalope gas gathering system to total capacities of 345 MMcf/d during 2019 and 2020 to accommodate Chesapeake’s development plans. Crestwood has recently assumed project management responsibilities for the Bucking Horse Phase 2 expansion. The Powder River Basin is expected to be Crestwood’s second largest growth driver in 2019 and 2020 due to strong producer economics, reservoir quality and strong forecasted volume growth in the basin by Chesapeake and notable offset producers.

Delaware Basin Update

During fourth quarter 2018, Crestwood’s Delaware Basin gathering assets averaged natural gas volumes of 182 MMcf/d, a 63% increase compared to 111 MMcf/d in fourth quarter 2017. Gathering volumes in the Delaware Basin increased as a result of continued Nautilus system volume growth in the fourth quarter 2018. Currently, there are five active rigs operating on Crestwood’s Delaware Basin gathering systems and Crestwood expects increased volumes in the second half of 2019 as the Orla plant NGL residue outlet volumes benefit from more favorable transportation and fractionation pricing to the Gulf Coast markets through Crestwood’s contract with Chevron Phillips.

In 2019, Crestwood expects to invest capital in the Delaware Basin on Nautilus system expansions and well connections. Crestwood continues to advance commercial discussions with on-system and off-set producers to provide midstream services that would include produced water gathering and disposal and new natural gas gathering and processing.

2019 Financial Guidance

Based upon the business update and outlook noted above, Crestwood’s 2019 guidance is provided below. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $105 to $135 million

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•	Adjusted EBITDA of $460 million to $490 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing	$385	-	$405
Storage & Transportation	85	-	90
Marketing, Supply & Logistics	55	-	60
Less: Corporate G&A	(65)		(65)

FY 2019 Totals	$460	-	$490

•	Distributable cash flow available to common unitholders of $245 million to $275 million

•	Full-year 2019 coverage ratio of 1.4x to 1.6x

•	Full-year 2019 leverage ratio between 4.0x and 4.5x

•	Growth project capital spending and joint venture contributions in the range of $275 million to $325 million

•	Maintenance capital spending in the range of $20 million to $25 million

Capitalization and Liquidity Update

Crestwood invested approximately $125 million in consolidated growth capital projects and joint venture contributions during the fourth quarter 2018 and approximately $332 million during 2018. As of December 31, 2018, Crestwood had approximately $1.8 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $578 million outstanding under its $1.25 billion revolving credit facility. Crestwood’s leverage ratio was 4.25x as of December 31, 2018. Based on the current outlook for 2019, Crestwood expects to continue to utilize excess retained DCF, significant availability under its revolving credit facility, and evaluate non-core asset divestitures to fund its 2019 capital program. Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly.

Sustainability Program Update

During the fourth quarter, Crestwood made significant progress in the implementation of an MLP industry leading sustainability program. Crestwood’s commitment to sustainability is demonstrated by the formation of a Board of Directors level Sustainability committee in the fourth quarter 2018 which provides governance oversight and will ensure that environmental, social and governance risks are incorporated into its long-term business strategy. Recently, Crestwood completed a Materiality Assessment that identified key content to address in its 2018 report and remains on track to publish its inaugural sustainability report, in accordance with the Global Reporting Initiative, in June 2019. For up to date information on Crestwood’s on-going commitment to sustainability please visit www.crestwoodlp.com/sustainability.

NEWS RELEASE

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	JPMorgan Global High Yield & Leveraged Finance Conference on February 25–27, 2019 in Miami, FL

•	Barclays Midstream Corporate Access Day on March 6, 2019 in New York, NY

•	Scotia Howard Weil 47th Annual Energy Conference on March 27, 2019 in New Orleans, LA

2018 K-1 Tax Packages

Crestwood’s K-1 tax packages are expected to be made available online and mailed the week of Monday, March 11, 2019.

2018 Annual Report Form 10-K

Crestwood plans to file its annual report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2018 on February 22, 2019. The 10-K report will be available to view, print or download on the Investors page of Crestwood’s website at www.crestwoodlp.com. Crestwood will also provide a printed copy of the annual report on Form 10-K, free of charge upon request. Such requests should be directed in writing via email to investorrelations@crestwoodlp.com or via mail to Investor Relations, 811 Main St., Suite 3400, Houston, TX 77002.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent

NEWS RELEASE

reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Gathering and processing	$108.6	$479.7	$946.6	$1,686.4
Storage and transportation	4.3	12.5	17.1	37.2
Marketing, supply and logistics	655.4	754.3	2,689.4	2,155.5
Related party	0.1	0.4	1.0	1.8

Total revenues	768.4	1,246.9	3,654.1	3,880.9
Costs of products/services sold	610.7	1,103.1	3,129.4	3,374.7

Expenses:
Operations and maintenance	29.8	32.6	125.8	136.0
General and administrative	15.3	24.9	88.1	96.5
Depreciation, amortization and accretion	39.9	46.5	168.7	191.7
Loss on long-lived assets, net	0.9	59.3	28.6	65.6
Goodwill impairment	—	38.8	—	38.8
Loss on contingent consideration	—	57.0	—	57.0

	85.9	259.1	411.2	585.6

Operating income (loss)	71.8	(115.3)	113.5	(79.4)
Earnings from unconsolidated affiliates, net	13.8	18.6	53.3	47.8
Interest and debt expense, net	(25.4)	(24.6)	(99.2)	(99.4)
Loss on modification/extinguishment of debt	(0.9)	—	(0.9)	(37.7)
Other income, net	0.2	0.9	0.4	1.3

Income (loss) before income taxes	59.5	(120.4)	67.1	(167.4)
(Provision) benefit for income taxes	0.1	0.8	(0.1)	0.8

Net income (loss)	59.6	(119.6)	67.0	(166.6)
Net income attributable to non-controlling partners	4.1	6.5	16.2	25.3

Net income (loss) attributable to Crestwood Equity Partners LP	$55.5	$(126.1)	$50.8	$(191.9)
Net income attributable to preferred units	15.0	15.0	60.1	62.5

Net income (loss) attributable to partners	$40.5	$(141.1)	$(9.3)	$(254.4)

Common unitholders’ interest in net income (loss)	$40.5	$(141.1)	$(9.3)	$(254.4)

Net income (loss) per limited partner unit:
Basic and Diluted	$0.57	$(2.01)	$(0.13)	$(3.64)

Weighted-average limited partners’ units outstanding (in thousands):
Basic and Diluted	71,217	70,274	71,205	69,839

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2018	2017
Cash	$0.9	$1.3

Outstanding debt:
Revolving Credit Facility	$578.2	$318.2
Senior Notes	1,200.0	1,200.0
Other	1.5	2.4

Subtotal	1,779.7	1,520.6
Less: deferred financing costs, net	26.4	28.4

Total debt	$1,753.3	$1,492.2

Crestwood Equity Partners LP partners’ capital

Total partners’ capital	$2,033.8	$2,180.5
Common units outstanding	71.7	70.7

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
EBITDA
Net income (loss)	$59.6	$(119.6)	$67.0	$(166.6)
Interest and debt expense, net	25.4	24.6	99.2	99.4
Loss on modification/extinguishment of debt	0.9	—	0.9	37.7
Provision (benefit) for income taxes	(0.1)	(0.8)	0.1	(0.8)
Depreciation, amortization and accretion	39.9	46.5	168.7	191.7

EBITDA (a)	$125.7	$(49.3)	$335.9	$161.4
Significant items impacting EBITDA:
Unit-based compensation charges	0.6	6.6	28.5	25.5
Loss on long-lived assets, net	0.9	59.3	28.6	65.6
Goodwill impairment	—	38.8	—	38.8
Loss on contingent consideration	—	57.0	—	57.0
Earnings from unconsolidated affiliates, net	(13.8)	(18.6)	(53.3)	(47.8)
Adjusted EBITDA from unconsolidated affiliates, net	25.7	25.4	95.6	80.3
Change in fair value of commodity inventory-related derivative contracts	(25.3)	(10.3)	(18.3)	2.2
Significant transaction and environmental related costs and other items	0.3	2.0	3.1	12.4

Adjusted EBITDA (a)	$114.1	$110.9	$420.1	$395.4

Distributable Cash Flow
Adjusted EBITDA (a)	$114.1	$110.9	$420.1	$395.4
Cash interest expense (b)	(26.0)	(23.5)	(97.4)	(95.1)
Maintenance capital expenditures (c)	(3.9)	(5.9)	(20.6)	(22.0)
Adjusted EBITDA from unconsolidated affiliates, net	(25.7)	—	(95.6)	—
Distributable cash flow from unconsolidated affiliates	24.1	—	90.5	—
(Provision) benefit for income taxes	0.1	0.8	(0.1)	0.8
Deficiency payments	—	(6.7)	—	(6.1)

Distributable cash flow attributable to CEQP	82.7	75.6	296.9	273.0
Distributions to preferred	(15.1)	(15.0)	(60.1)	(30.0)
Distributions to Niobrara Preferred	(3.3)	(3.8)	(13.2)	(15.2)

Distributable cash flow attributable to CEQP common (d)	$64.3	$56.8	$223.6	$227.8

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our operations (including our Marketing, Supply and Logistics operational realignment and other cost savings initiatives), and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Beginning in 2018, distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. In 2017, distributable cash flow was defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and changes in deferred revenue (primarily related to deficiency payments). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
EBITDA
Net cash provided by operating activities	$52.7	$27.7	$253.6	$255.9
Net changes in operating assets and liabilities	50.9	64.9	46.9	(0.3)
Amortization of deferred financing costs	(1.4)	(1.8)	(6.8)	(7.2)
Interest and debt expense, net	25.4	24.6	99.2	99.4
Unit-based compensation charges	(0.6)	(6.6)	(28.5)	(25.5)
Loss on long-lived assets, net	(0.9)	(59.3)	(28.6)	(65.6)
Goodwill impairment	—	(38.8)	—	(38.8)
Loss on contingent consideration	—	(57.0)	—	(57.0)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(0.8)	(2.4)	(0.5)	0.1
Deferred income taxes	0.5	1.4	0.7	2.1
Provision (benefit) for income taxes	(0.1)	(0.8)	0.1	(0.8)
Other non-cash expense	—	(1.2)	(0.2)	(0.9)

EBITDA (a)	$125.7	$(49.3)	$335.9	$161.4
Unit-based compensation charges	0.6	6.6	28.5	25.5
Loss on long-lived assets, net	0.9	59.3	28.6	65.6
Goodwill impairment	—	38.8	—	38.8
Loss on contingent consideration	—	57.0	—	57.0
Earnings from unconsolidated affiliates, net	(13.8)	(18.6)	(53.3)	(47.8)
Adjusted EBITDA from unconsolidated affiliates, net	25.7	25.4	95.6	80.3
Change in fair value of commodity inventory-related derivative contracts	(25.3)	(10.3)	(18.3)	2.2
Significant transaction and environmental related costs and other items	0.3	2.0	3.1	12.4

Adjusted EBITDA (a)	$114.1	$110.9	$420.1	$395.4

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our operations (including our Marketing, Supply and Logistics operational realignment and other cost savings initiatives), and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Gathering and Processing
Revenues	$159.5	$520.3	$1,139.1	$1,822.7
Costs of product/services sold	65.4	430.9	767.0	1,480.8
Operations and maintenance expense	19.0	16.6	71.7	68.4
Loss on long-lived assets, net	(0.9)	(10.5)	(3.0)	(14.4)
Earnings from unconsolidated affiliates	6.7	11.2	22.5	18.9
Other income, net	—	0.8	—	0.8

EBITDA	$80.9	$74.3	$319.9	$278.8

Storage and Transportation
Revenues	$7.7	$14.5	$27.6	$43.9
Costs of product/services sold	0.1	—	0.2	0.3
Operations and maintenance expense	1.0	0.8	3.3	4.2
Loss on contingent consideration	—	(57.0)	—	(57.0)
Earnings from unconsolidated affiliates	7.1	7.4	30.8	28.9

EBITDA	$13.7	$(35.9)	$54.9	$11.3

Marketing, Supply and Logistics
Revenues	$601.2	$712.1	$2,487.4	$2,014.3
Costs of product/services sold	545.2	672.2	2,362.2	1,893.6
Operations and maintenance expense	9.8	15.2	50.8	63.4
Loss on long-lived assets	(0.6)	(48.8)	(27.3)	(48.2)
Goodwill impairment	—	(38.8)	—	(38.8)

EBITDA	$45.6	$(62.9)	$47.1	$(29.7)

Total Segment EBITDA	$140.2	$(24.5)	$421.9	$260.4
Corporate	(14.5)	(24.8)	(86.0)	(99.0)

EBITDA	$125.7	$(49.3)	$335.9	$161.4

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Gathering and Processing (MMcf/d)
Bakken - Arrow	68.6	47.2	66.4	47.7
Marcellus	331.7	490.8	377.4	423.3
Barnett	269.9	314.5	277.8	319.2
Delaware (a)	181.6	111.3	155.8	74.3
PRB Niobrara - Jackalope Gas Gathering(a)	125.5	70.8	103.2	59.6
Other	44.0	50.3	46.5	56.1

Total gathering volumes	1,021.3	1,084.9	1,027.1	980.2
Processing volumes	321.7	277.1	294.0	235.5
Compression volumes	398.0	504.6	446.8	489.4
Arrow Midstream
Bakken Crude oil (MBbls/d)	82.6	82.5	78.3	80.1
Bakken Water (MBbls/d)	53.8	37.2	46.2	35.4

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	33.7	32.6	33.2	34.4
% of operational capacity contracted	97%	94%	95%	99%
Firm storage services (MMcf/d) (a)	311.3	371.5	361.3	363.8
Interruptible storage services (MMcf/d) (a)	0.7	1.2	1.9	2.3
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,565.0	1,488.8	1,544.6	1,465.4
% of operational capacity contracted	86%	82%	84%	82%
Firm services (MMcf/d) (a)	1,223.6	1,270.1	1,312.9	1,311.0
Interruptible services (MMcf/d) (a)	36.3	54.6	45.4	75.2
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	29.3	28.2	28.0	28.3
% of operational capacity contracted	76%	73%	73%	74%
Firm storage services (MMcf/d) (a)	313.5	204.0	332.4	225.8
Interruptible services (MMcf/d) (a)	62.2	92.1	112.1	83.3
COLT Hub
Rail loading (MBbls/d)	55.8	23.1	47.9	37.4
Outbound pipeline (MBbls/d) (b)	18.7	10.4	14.3	13.2

Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	136.7	145.1	128.1	124.3
NGL volumes trucked (MBbls/d)	36.8	52.4	40.7	52.6
Crude Operations
Crude barrels trucked (MBbls/d)	8.9	4.6	8.3	5.5

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2019 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2019 Range
Low - High
Net income	$105 - $135
Interest and debt expense, net	110 - 115
Depreciation, amortization and accretion	165 - 170
Unit-based compensation charges	25 - 30
Earnings from unconsolidated affiliates	(65) - (70)
Adjusted EBITDA from unconsolidated affiliates	110 - 115

Adjusted EBITDA	$460 - $490

Cash interest expense (a)	(115) - (120)
Maintenance capital expenditures (b)	(20) - (25)
Adjusted EBITDA from unconsolidated affiliates	(110) - (115)
Distributable cash flow from unconsolidated affiliates	105 - 110
Cash distributions to preferred unitholders (c)	(75)

Distributable cash flow attributable to CEQP (d)	$245 - $275

(a)	Cash interest expense less amortization of deferred financing costs.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Includes cash distributions to preferred unit holders and Crestwood Niobrara preferred unitholders.
(d)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.